Exhibit 99.1

            FARO Exceeds Forecast for Fourth Quarter and Fiscal 2003

         Net Income Rises 81% on 52% Increase in Sales in Fourth Quarter Diluted EPS of 64 Cents on $71.8 Million in Sales in Fiscal 2003


    LAKE MARY, Fla., March 11 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported an increase of 81.3% in net income in the fourth quarter of 2003 to $2.9 million, or 22 cents per diluted share, from $1.6 million, or 13 cents per diluted share in the fourth quarter of 2002. The Company exceeded the high end of its $2.1-$2.3 million net income forecast by 26.1% primarily because of higher-than-expected sales. Diluted shares increased 13.2% to 13,418,202 for the fourth quarter of 2003, compared to 11,853,732 for the year-ago quarter.

    Sales for the quarter increased 52.3% to $23.0 million, a record for any quarter, from $15.1 million in the fourth quarter of 2002. Sales in the fourth quarter exceeded the high end of the Company's $18-$20 million forecast by 15.0% as a result of higher-than-expected sales in the Americas. Gross margin was 59.6% in the quarter, a 2.8 percentage point improvement from 56.8% in the fourth quarter of 2002.

    Selling, general and administrative ("SG&A") expenses decreased as a percentage of sales in the quarter from 41.7% in 2002 to 37.4% in the fourth quarter of 2003. Actual SG&A expenses were $8.6 million in the fourth quarter of 2003, an increase of $2.3 million, or 36.5% from $6.3 million in the year-ago quarter.

    Income from operations increased $1.6 million, or 145.5%, from $1.1 million in the fourth quarter of 2002 to $2.7 million in the fourth quarter of 2003. This increase was primarily a result of an increase in gross profit of $5.1 million, offset by the $2.3 million increase in SG&A expenses noted above.


    Summary of 2003 Year

    Net income in 2003 increased $10.3 million to $8.3 million, or 64 cents per diluted share, from a loss of $2.0 million, or 17 cents per share in 2002. Net income exceeded the high end of the Company's 58-60 cent forecast, issued before the private placement of Company stock in November, by four cents. Excluding a $1.1 million gain from settlement of litigation (and the related income tax effect) in the third quarter of 2003, net income in 2003 was $7.3 million, or 57 cents per diluted share. Diluted shares totaled approximately 12.8 million in 2003, an increase of 900,000 shares from approximately 11.9 million in 2002.

    Sales increased $25.6 million, or 55.4% in 2003 to $71.8 million from $46.2 million in 2002. Sales in 2003 exceeded the high end of the Company's $67-$69 million forecast by $2.8 million. Sales grew as a result of a) strong demand for the new generation Laser Tracker and FaroArm products, which the Company introduced in mid 2002, b) an increase in sales and marketing activities, including an increase in headcount from 106 in 2002 to 120 in 2003, and c) an increase in the percentage of sales to existing customers from approximately 43% in 2002 to approximately 62% in 2003. No single customer represented more than 3% of sales in 2003. Gross margin improved 4.5 percentage points to 58.9% in 2003 from 54.4% in 2002.

    Regionally, sales in the Americas increased $15.4 million or 68.4% to $37.9 million in 2003 from $22.5 million in 2002. Sales in the Europe/Africa region increased $9.2 million or 49.7% to $27.7 million in 2003 from $18.5 million in 2002. Sales in the Asia/Pacific region increased $900,000, or 17.0% to $6.2 million in 2003 compared to $5.3 million in 2002.

    SG&A expenses as a percentage of sales decreased from 47.2% in 2002 to 38.2% in 2003. Actual SG&A expenses increased $5.6 million or 25.7% to $27.4 million in 2003. The Company's performance-based compensation plan, combined with an expanded and updated product line, has led to a more motivated sales force and a drop in selling expenses as a percentage of sales.

    Research and development expenses increased $500,000 or 12.5% to $4.5 million and decreased as a percentage of sales from 8.7% in 2002 to 6.3% in 2003. The Company had said that R&D expenses would be sustained at a level of 5-7% of sales as part of its target financial model.

    Income from operations increased $10.3 million to $7.4 million or 10.3% of sales in 2003 from a loss of $2.9 million in 2002. This increase was primarily a result of an increase in gross profit of $17.2 million, offset by an increase of $6.8 million in operating expenses.

    The Company's effective tax rate in 2003 was 12.8% of net income before income tax. The primary reason for this relatively low tax rate was a reduction in a valuation allowance of approximately $4.0 million, of which $2.8 million related to the Company's use of net operating losses in foreign jurisdictions, and $1.2 million related to domestic tax assets.

    Backlog at December 31, 2003 was approximately $7.5 million, compared to approximately $8.8 million at December 31, 2002, and $7.0 million at the end of the third quarter of 2003.

    "We had a strong finish in 2003 thanks to stronger than expected performance in our Americas region," said Simon Raab, President and CEO. "I am especially pleased that our initiative to better penetrate existing customers appears to be paying off. Our 11.8% operating margin for the fourth quarter brought the operating margin for 2003 to 10.3%, and we are forecasting continued but perhaps smaller improvements in operating margin in 2004 because of some negative pressure on selling expenses in the first half of the year with our Asian expansion."


    Outlook For First Quarter and Fiscal 2004.

    We are expecting sales for the first quarter of 2004 to be $19-$20 million, a 42%-49% increase compared to $13.4 million in the first quarter of 2003. However, at this time, we are reiterating our 20-25% sales growth expectation for all of 2004, and we plan to revise this expectation periodically as we gain visibility of our growth rate. We expect net income for 2004 to be consistent with our earlier forecast of a 25%-50% increase in net income in 2004 compared to 2003 (excluding for this purpose the $.07 per share gain in 2003 from an extraordinary item).

    In recent quarters, we provided quarterly forward guidance because we were entering into a private placement of our stock and needed to ensure that all information was disclosed properly to our shareholders. Going forward, we intend to discontinue quarterly guidance and the short-term view they engender, and we will limit our updates to guidance on the entire year.

    A conference call reviewing the fourth quarter and fiscal year 2003 results will be held Friday, March 12, 2004, beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate, please dial 800.245.3043 five minutes prior to start time. International callers should dial 785.832.2041. The Conference ID is "FARO." A recording of the call will be available until June 12, 2004 by dialing 800.938.1603. International callers should dial 402.220.1549. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at: http://www.firstcallevents.com/service/ajwz401491449gf12.html

    The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow


    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * our inability to maintain historical or projected sales growth rates;

    * our inability to maintain or reduce operating expenses or maintain or increase our gross margin or operating margin;

    * difficulties in ramping-up production in our new manufacturing facility in Switzerland and completing the opening and staffing of our sales offices in Asia;

    * increases in expenses relating to our Asian expansion or our Swiss manufacturing facility;

    * our inability to further penetrate our customer base;

    * development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

    * our inability to maintain our technological advantage by developing new products and enhancing our existing products;

    * the cyclical nature of the industries of our customers and the financial condition of our customers;

    * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;

    * fluctuations in our annual and quarterly operating results as a result of (i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements,
(viii) our success in expanding our sales and marketing programs, (ix) start-up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue and without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; and (xii) adverse changes in the manufacturing industry and general economic conditions;

    * the inability of our products to displace traditional measurement devices and attain broad market acceptance;

    * the impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;

    * risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

    * the loss of our CEO or Executive VP or other key personnel;

    * our inability to identify, consummate, or achieve expected benefits from acquisitions;

    * the failure to effectively manage our growth;

    * the loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms;

    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.


    Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.




                     FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                             SUMMARY FINANCIAL TABLE
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Three Months Ended      Year Ended December 31,
                           December 31  December 31
                              2003         2002         2003         2002

    SALES                  $22,954,290  $15,110,469  $71,785,980  $46,246,372

    COST OF SALES            9,284,556    6,520,510   29,520,249   21,109,609

    Gross profit            13,669,734    8,589,959   42,265,731   25,136,763

    OPERATING EXPENSES:
     Selling                 5,737,496    4,113,516   18,341,409   13,891,917
     General and
      administrative         2,907,363    2,170,680    9,116,166    7,873,338
     Depreciation and
      amortization             519,596      455,889    2,119,030    2,267,763
     Research and
      development            1,451,392      694,633    4,530,467    4,033,462
     Employee stock options    349,376        7,504      718,524        9,526

     Total operating
      expenses              10,965,223    7,442,222   34,825,596   28,076,006

    INCOME (LOSS) FROM
     OPERATIONS              2,704,511    1,147,737    7,440,135   (2,939,243)
    OTHER INCOME
     (EXPENSES)
     Interest income            30,985      218,721       81,680      561,112
    Other income, net          516,181      413,303    1,959,806      601,336
     Interest expense            1,552      (18,355)     (46,351)     (28,036)

    NET INCOME (LOSS)
     BEFORE INCOME TAX       3,253,229    1,761,406    9,435,270   (1,804,831)

    INCOME TAX EXPENSE         356,792      190,073    1,157,530      210,740

    NET INCOME (LOSS)       $2,896,437   $1,571,333   $8,277,740  $(2,015,571)

    NET INCOME (LOSS) PER
     SHARE - BASIC               $0.23        $0.13        $0.68       $(0.17)

    NET INCOME (LOSS) PER
     SHARE - DILUTED             $0.22        $0.13        $0.64       $(0.17)

    Weighted average
     shares - Basic         12,813,200   11,853,732   12,181,221   11,853,732

    Weighted average
     shares - Diluted       13,418,202   11,853,732   12,845,992   11,853,732


    SELECTED CONSOLIDATED
     BALANCE SHEET DATA

                          Dec 31, 2003

    Cash and investments   $33,462,109
    Current assets         $66,577,410
    Total assets           $81,913,888
    Current liabilities    $12,707,843
    Long-term debt             $64,650
    Total liabilities      $12,992,789
    Total shareholders'
     equity                $68,921,099
    Total liabilities and
     shareholders' equity  $81,913,888



SOURCE  FARO Technologies, Inc.
    -0-                             03/11/2004
    /CONTACT: Greg Fraser, Executive Vice President and CFO, FARO Technolgies, +1-407-333-9911; or Vic Allgeier, TTC Group, +1-212-227-0997, for FARO Technologies/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.faro.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz401491449gf12.html /
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW CPR
SU:  ERN CCA ERP